Exhibit 10.1

EXECUTION VERSION

October 22, 2019

William R. McDermott

Dear Bill:

On behalf of ServiceNow, Inc. (the “Company”), this letter agreement (the “Agreement”) sets forth the terms and conditions of your appointment as President and Chief Executive Officer of the Company.

1.

Position. Effective on or before January 1, 2020, you will be appointed as the Company’s President and Chief Executive Officer (“CEO”) reporting to the Company’s Board of Directors (the “Board”). You will have all of the duties, responsibilities and authority commensurate with the position. Your employment with the Company will commence as soon as practicable on a date to be determined by you and the Board, which shall be no later than January 1, 2020, (such start date, your “Start Date”); provided that the effective date of your appointment as CEO and as a member of the Board (as set forth below) shall be on the Start Date. Your office will be at the Company’s headquarters, currently located in Santa Clara, CA.

You will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board. Notwithstanding the foregoing, you may manage personal investments, participate in civic, charitable, professional and academic activities (including serving on boards and committees), and serve on the board of directors (and any committees) and/or as an advisor of other for-profit companies as set forth in Schedule A, provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest or (ii) individually or in the aggregate, interfere materially with the performance of your duties to the Company.

Effective January 1, 2020, you will be appointed to the Board and during the Employment Term (as defined below) subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed, if applicable), the Board or the appropriate committee of the Board will nominate you for re-election to the Board at each annual meeting at which you are subject to re-election.

2.

Term. Subject to the terms of this Agreement, this Agreement will remain in effect for a period commencing on the Start Date and ending on the fifth (5th) anniversary thereof (the “Initial Term”). Following the Initial Term, this Agreement shall automatically be renewed for additional terms of one year on the last day of the Initial Term and each subsequent anniversary of the last day of the Initial Term (the Initial Term and any annual extension of the term of the Agreement, referenced herein as the “Employment Term”), unless either party hereto gives the other party written notice of non-renewal at least ninety (90) days prior to such last day or anniversary. Upon a termination of employment (whether or not during an Employment Term or upon notice of non-renewal under this Section 2), and to the extent requested in writing by the Company, you agree to resign from all positions you may hold with the Company at such time (including as a member of the Board).

3.	Cash Compensation.

a.

Base Salary. Your initial annual base salary (the “Base Salary”) will be One Million Dollars ($1,000,000), payable in accordance with the Company’s normal payroll practices. Thereafter, your annual base salary will be determined by the Leadership Development and Compensation Committee of the Board of Directors (the “Compensation Committee”). Your Base Salary will be pro-rated for any partial years of employment during your Employment Term.

b.

Target Bonus. During the Employment Term, you will be eligible to participate in our corporate bonus program. Your initial annual bonus target will be 150% of your Base Salary for the applicable fiscal year (your “Target Bonus”), and the actual bonus amount awarded (your “Actual Bonus”) will be determined based in all cases upon the achievement of Company and individual performance objectives established by the Compensation Committee after consultation with you. For fiscal year 2019, your Actual Bonus shall be based on the Company performance determination made with respect to other senior executives for fiscal year 2019 pro-rated based upon the number of days you are employed during fiscal year 2019. To receive payment of any Actual Bonus, you must be employed by the Company on the last day of the period to which such bonus relates and at the time bonuses are paid, except as otherwise provided herein. Your bonus participation will be subject to all the terms, conditions and restrictions of the applicable Company bonus plan, as amended from time to time. After fiscal year 2019, your annual bonus target and the Company performance objectives will be determined by the Compensation Committee after consultation with you.

c.

Make-Whole Payment. The Company acknowledges that you have vested in the right, and expect to receive certain payments under a long term incentive plan from your current employer over the next four (4) years (the “LTI Payments”). You have been advised that your current employer is obligated to make the payments to you in annual installments over the four year period, subject to the provisions of the plan, and you agree to use your best efforts to secure such payments from your current employer at such times as your current employer is required to make such payments to you. Should such efforts not be successful and your current employer does not make the required payments to you within thirty (30) days of the date such payments are required to be paid to you, the Company agrees to pay to you, within thirty (30) days after a formal demand by you to the Company for payment, a cash amount equal to the difference between the specific payments required to be made to you and the amount actually received by you, such payments not to exceed $21,115,498 in the aggregate (the “Make-Whole Payments”). Should you subsequently receive any additional portion of any such payments from your current employer you agree to pay the amount of such payments to the Company. Notwithstanding the foregoing, if the Company terminates your employment as CEO for Cause or you resign without Good Reason, any further Make-Whole Payments obligations of the Company shall immediately terminate without liability of the Company and you shall not be entitled to any additional Make-Whole Payment.

4.

Benefits & Vacation. You will be entitled to participate in all employee retirement, welfare, insurance, benefit and vacation programs of the Company as are in effect from time to time and in which other senior executives of the Company are eligible to participate, on the same terms as such other senior executives.

5.	Equity Awards. Subject to this Section 5, you will be granted a New-Hire RSU, an Additional RSU, a New-Hire Option and a Fiscal Year 2020 Equity Award as follows:

a.	New-Hire RSU. On the later to occur of the first day (1st) day after your Start Date and the fifth (5th) business day following the public announcement of this Agreement (the “Grant

Date”), the Company will grant you a restricted stock unit to acquire such number of shares of the Company’s common stock equal to Sixteen Million Dollars ($16,000,000) divided by the average daily closing price of the Company’s common stock on the New York Stock Exchange for the thirty business days ending on the day immediately prior to the Grant Date, rounded up to the nearest whole share (the “New-Hire RSU”) under the Company’s 2012 Equity Incentive Plan (the “Equity Plan”). The New-Hire RSU will vest over five (5) years with twenty (20%) percent of the total shares subject to the New-Hire RSU to vest on the first anniversary of the Start Date and the balance of the New-Hire RSU to vest in equal quarterly installments over the following 16 quarters; provided that, subject to Section 8 below, vesting will depend on your continued employment as CEO of the Company on the applicable time-based vesting dates, and will be subject to the terms and conditions of the written agreement governing the grant, the Equity Plan and this Agreement.

b.

New-Hire Option. Upon the Grant Date, the Company will grant you a stock option to purchase such number of shares of the Company’s common stock equal to Sixteen Million Dollars ($16,000,000) under the Equity Plan (the “New-Hire Option”). Specifically, the number of shares of the Company’s common subject to the New-Hire Option will be determined by dividing Sixteen Million Dollars ($16,000,000) by: (i) the average daily closing price of the Company’s common stock on the New York Stock Exchange for the thirty business days ending on the day immediately prior to the Grant Date, multiplied by (ii) the applicable Black Scholes ratio as determined by the Company’s finance department, rounded up to the nearest whole share. The New-Hire Option shall be granted with an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on the Grant Date (the “Exercise Price”). The New-Hire Option will be a non-qualified stock option, and, except as set forth in Section 8, will be exercisable (to the extent vested) until the lesser of (i) ten years from the Grant Date, (ii) ninety (90) days following your termination of employment for any reason other than death or disability and (iii) one (1) year following your death or disability. The New-Hire Option will vest and become exercisable only if you satisfy both time-based and performance-based vesting requirements as described in this Section 5(c), subject to Section 8 below, will depend on your continued employment as CEO of the Company on the applicable time-based or performance-based vesting dates, and, except as set forth above and in Section 8 below, will be subject to the terms and conditions of the written agreement governing the grant, the Equity Plan and this Agreement; provided that the 25% Absolute Metric (as defined below) or the 50% Absolute Metric (as defined below), as applicable, is satisfied on or after each time-based vesting date for the Time-Based Vesting Tranche, all as set forth in the following provisions of this Section 5(c).

The New-Hire Option will vest over five (5) years as follows: twenty (20%) percent of the total shares subject to the New-Hire Option will vest and become exercisable on the first annual anniversary of the Start Date and the balance of the shares subject to the New-Hire Option will vest and become exercisable in equal monthly installments of 1/60 of the total shares on each of the following 48 monthly anniversaries of the Start Date, each a time-based vesting date; provided that the 25% Absolute Metric or the 50% Absolute Metric, as applicable, is satisfied on each applicable time-based vesting date.

No shares subject to the New-Hire Option that are scheduled to time-vest during the first thirty (30) months following the Start Date will vest, regardless of satisfaction of the time-based vesting schedule, unless and until the average of the daily closing prices of the Company’s common stock on the New York Stock Exchange for the 20-business day period ending on the trading day immediately prior to each time-based vesting date is at least 25% higher than the Exercise Price (the “25% Absolute Metric”).

No shares subject to the New-Hire Option that are scheduled to time-vest during the second thirty (30) months following the Start Date will vest, regardless of satisfaction of the time-based vesting schedule, unless and until the average of the daily closing prices of the Company’s common stock on the New York Stock Exchange for the 20-business day period ending on the trading day immediately prior to each time-based vesting date is at least 50% higher than the Exercise Price (the “50% Absolute Metric”).

The applicable 25% Absolute Metric or 50% Absolute Metric must be satisfied on each applicable time-based vesting date. If a time-based vesting date occurs and the applicable 25% Absolute Metric or 50% Absolute Metric is not achieved on such time-based vesting date, the number of shares that would have vested on such time-based vesting date will not vest, but will instead roll forward (the “Roll-Forward”) until the next time-based vesting date on which the applicable 25% Absolute Metric or 50% Absolute Metric is achieved. The balance of the New-Hire Option will continue to be eligible to vest pursuant to the time-based vesting schedule, subject to achievement of the applicable 25% Absolute Metric or 50% Absolute Metric on or after each later time-based vesting date, as described above.

c.

Fiscal Year 2020 LTIP Award. It is anticipated that you will be eligible for a Fiscal Year 2020 LTIP Award to acquire such number of shares of the Company’s common stock equal to Sixteen Million Dollars ($16,000,000) (the “Fiscal 2020 Equity Award”) at the same time that it grants fiscal year 2020 equity awards to other senior executives of the Company. Twenty (20%) percent of any Fiscal 2020 Equity Award shall be time-based restricted stock units (the “FY20 RSU”) and will vest and become exercisable over sixteen (16) quarters following such grant; provided that, subject to Section 8 below, vesting will depend on your current employment as CEO of the Company on the applicable time-based vesting dates, and will be subject to the terms and conditions of the current form of RSU agreement, the Equity Plan and this Agreement, Eighty (80%) percent of any Fiscal Year 2020 Equity Award shall be subject to the same performance metrics and vesting schedule as the fiscal year 2020 performance restricted stock units granted to other senior executives of the Company and your being CEO on any vesting date (the “FY20 PRSU”).

Subject to Section 8 below, vesting will depend on your continued employment as CEO of the Company on the applicable time-based or performance-based vesting dates, and will be subject to the terms and conditions of the written agreement governing such grant, the Equity Plan and this Agreement.

d.

Additional RSU. As consideration for your purchase of shares of the Company’s common stock on the public market with a fair market value of One Million Dollars ($1,000,000) within twelve (12) months following your Start Date (the “Stock Purchase”), upon the Grant Date the Company will grant you a restricted stock unit under the Equity Plan to acquire such number of shares of the Company’s common stock (the “Additional RSU”) equal to Two Million Five Hundred Thousand Dollars ($2,500,000) divided by the average daily closing price of the Company’s common stock on the New York Stock Exchange for the thirty business days ending on the day immediately prior to the Grant Date, rounded up to the nearest whole share (the “Grant Date Value”). The Additional RSU will vest on the one year anniversary of the Start Date; provided that, subject to Section 8 below, vesting will depend on your continued employment as CEO of the Company on such one year anniversary of the Start Date. The

Additional RSU will be subject to the terms and conditions of the written agreement governing the grant, the Equity Plan and this Agreement. Notwithstanding the foregoing, if you are terminated by the Company for Cause or you resign without Good Reason following the one year anniversary of the Start Date and prior to the second (2nd) anniversary of the Start Date, you will repay to the Company a cash amount equal to the Grant Date Value, reduced on a pro rata basis for each partial or full quarter of employment as the Company’s CEO following the Start Date.

e.

Non-Assumption upon Change in Control. If the New-Hire RSU, the Additional RSU and the New-Hire Option, are not assumed, continued or substituted in a Change in Control (as defined below), then the vesting of the New-Hire RSU and the Additional RSU will accelerate in full immediately prior to the Change in Control, and the New-Hire Option will accelerate in full immediately prior to the Change in Control to the extent the applicable 25% Absolute Metric or 50% Absolute Metric has been achieved upon the Change in Control. In addition to the criteria set forth in Section 5(c) above, the 25% Absolute Metric and the 50% Absolute Metric will be deemed to have been achieved if the consideration given to the Company’s stockholders for one share of the Company’s common stock in the Change of Control transaction equals or exceeds in value the 25% Absolute Metric and the 50% Absolute Metric, respectively. Any other unvested equity grants you may hold at the time of a Change in Control will accelerate as set forth in such equity grants or the applicable plan document.

f.

Future Equity. You shall be eligible for future equity grants as determined by and pursuant to the terms established by the Compensation Committee. The amount and performance metrics for subsequent performance-based restricted stock units will be determined by the Compensation Committee.

6.	Expenses.

a.

The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company.

b.

In addition, the Company will reimburse, promptly upon presentation of invoices, your expenses for legal or other advisors (including any accounting or tax advisor fees) incurred in the review and finalization of this Agreement, up to an aggregate of One Hundred Thousand Dollars ($100,000).

The reimbursement for all such expenses shall be paid pursuant to the Company’s policies and practices, following your submission of proper documentation for such expenses.

7.	Definitions. As used in this Agreement, the following terms have the following meanings:

a.

Cause. For purposes of this Agreement, “Cause” for the Company to terminate your employment hereunder shall mean the occurrence of any of the following events, as determined by the Company and/or the Board in its and/or their sole and absolute discretion:

i.	your conviction of, or plea of nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude;

ii.	your commission of or participation in a fraud or act of dishonesty against the Company that results in (or would reasonably be expected to result in) material harm to the business of the Company;

iii.	your intentional, material violation of any contract or agreement between you and the Company or any statutory duty you owe to the Company;

iv.

your conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or would reasonably be expected to result in) material harm to the business of the Company;

v.	your material failure to follow the lawful directions of the Board; or

vi.	your material failure to follow the Company’s material policies;

provided, however, that the action or conduct described in clauses (iii), (iv), (v), and (vi) above will constitute “Cause” only if such action or conduct continues after the Company has provided you with written notice thereof and thirty (30) days to cure the same if such action or conduct is curable.

b.

Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes):

i.

the acquisition by a third party of securities of the Company representing fifty (50%) percent of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

ii.

a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty (50%) percent of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction;

iii.	the dissolution or liquidation of the Company; or

iv.	the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company;

provided, however, that any transaction or transactions effected solely for purposes of changing the Company’s domicile will not constitute a Change in Control pursuant to the foregoing definition.

c.	COBRA. For purposes of this Agreement, “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

d.	Constructive Termination. For purposes of this Agreement, “Constructive Termination” means you terminate your employment for Good Reason.

e.	Disability. For purposes of this Agreement, “Disability” shall have that meaning set forth in Section 22(e)(3) of the Code.

f.	Good Reason. For purposes of this Agreement, “Good Reason” for you to terminate your employment hereunder shall mean the occurrence of any of the following events without your consent:

i.

any material diminution in your authority, duties or responsibilities as in effect immediately prior to such reduction or a material diminution in the authority, duties or responsibilities of the person or persons to whom you are required to report;

ii.	you not being appointed or being removed as the chief executive officer of the Company or any successor company through a merger, reorganization or other restructuring;

iii.

a material reduction by the Company in your annual Base Salary or your Target Bonus opportunity, as initially set forth herein or as increased thereafter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual Base Salary or Target Bonus opportunity that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees;

iv.

a relocation of your business office to a location that would increase your one-way commute distance by more than thirty-five (35) miles from the current location at which you performed your duties immediately prior to the relocation, except for required travel by you on the Company’s business to an extent substantially consistent with your business travel obligations prior to the relocation; or

v.	a material breach by the Company of this Agreement;

provided, however, that, any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice of your intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) you voluntarily terminate your employment within one hundred twenty (120) days following the end of the Cure Period.

8.	Effect of Termination of Employment and Non-Renewal of Agreement.

a.

Termination for Cause, Death or Disability, or Voluntary Resignation or Non-Renewal of Agreement. In the event your employment is terminated for Cause, your employment terminates due to your death or Disability (which termination may be implemented by written notice by the Company if you have been Disabled for six (6) consecutive months while you remain Disabled), you voluntarily resign your employment other than for Good Reason or the Agreement is not renewed pursuant to Section 2, you will be paid only: (i) any earned but unpaid Base Salary, (ii) except in the case of termination for Cause, the amount of any Actual Bonus earned and payable from a prior bonus period which remains unpaid by the Company as of the date of the termination of employment determined in good faith in accordance with customary practice, to be paid at the same time as bonuses are paid for that period to other eligible executives, (iii) other unpaid and then-vested amounts, including any amount payable to you under the specific terms of any agreements, plans or awards, including insurance and health and benefit plans in which you participate, unless otherwise specifically provided in this Agreement and (iv) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment (the “Accrued Compensation”). In addition, if your Employment Term is not renewed pursuant to Section 2 after the Initial Term as a result of a written notice of non-renewal by the Company, provided that you deliver to the Company a signed general release of claims in favor of the Company in the form attached hereto as Exhibit A (the “Release”) and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, if the applicable 25% Absolute Metric or 50% Absolute Metric is achieved on or within two (2) years after the Initial Term, immediate acceleration of the number of then-unvested shares subject to the New-Hire Option that are subject to the 25% Absolute Metric or the 50% Absolute Metric, respectively; and provided further that the New-Hire Option, or relevant part thereof, is exercised within the time limits as set forth in the written agreements governing such grant, but no less than ninety (90) days following achievement of the applicable 25% Absolute Metric or 50% Absolute Metric during such (2) year period following the Initial Term.

b.

Termination without Cause during the Employment Term or Constructive Termination during the Employment Term, Absent a Change in Control. If the Company terminates your employment without Cause or if your employment is terminated by you due to a Constructive Termination, in either case not in connection with a Change in Control (which is dealt with in Section 8(c) below), provided that (except with respect to the Accrued Compensation) you deliver to the Company a signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, you shall be entitled to:

i.	the Accrued Compensation;

ii.	a lump sum payment equal to twelve (12) months of your then-current Base Salary;

iii.

a lump sum payment equal to your Actual Bonus for the then-current fiscal year based on (x) actual achievement of Company performance objectives and (y) deemed 100% achievement of personal performance objectives, if any, and paid when annual bonuses are otherwise paid to active employees, but no later than March 15th of the year following the year in which the termination of employment occurs;

iv.	a payment of the COBRA premiums (or reimbursement to you of such premiums) for continued health coverage for you and your dependents for a period of twelve (12) months;

v.	immediate acceleration of the number of then-unvested shares subject to the New-Hire RSU that would have vested during the next fifteen (15) month period;

vi.	immediate acceleration of the number of then unvested shares subject to the Additional RSU that have not previously been forfeited;

vii.

if the applicable 25% Absolute Metric or 50% Absolute Metric is achieved on or within two (2) years of your termination date, immediate acceleration of the number of then-unvested shares subject to the New-Hire Option that are subject to the 25% Absolute Metric or the 50% Absolute Metric, respectively, and that would have time-vested during the next fifteen (15) month period following such termination date, to the extent applicable, provided that the New-Hire Option, or relevant part thereof, is exercised within the time limits as set forth in the written agreements governing such grant, but no less than ninety (90) days following achievement of the applicable 25% Absolute Metric or 50% Absolute Metric during such (2) year period following your termination date; and

viii.

immediate acceleration of the number of then-unvested shares subject to outstanding equity grants, other than as set forth in this Section 8(b), and excluding any future performance-based restricted stock unit grants, equal to the number of shares that would have vested during the next fifteen (15) month period following such termination date as if you had remained employed as CEO by the Company through such period, subject to any performance goal having been achieved on or prior to your termination.

c.

Termination without Cause during Employment Term or Constructive Termination during Employment Term, in Connection with a Change in Control. In the event a Change in Control occurs and if the Company terminates your employment without Cause or if your employment is terminated by you due to a Constructive Termination of your employment, in either case within the period beginning three (3) months before, and ending twelve (12) months following, such Change in Control; and provided that (except with respect to the Accrued Compensation) you deliver to the Company the signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, (in lieu of any benefits pursuant to Section 8(b)), you shall be entitled to:

i.	the Accrued Compensation;

ii.	a lump sum payment equal to twenty-four (24) months of your then-current Base Salary;

iii.	a lump sum payment equal to 100% of your Target Bonus (assuming target achievement level) for the then-current fiscal year, less any quarterly payment previously paid, if any;

iv.	a payment of the COBRA premiums (or reimbursement to you of such premiums) for continued health coverage for you and your dependents for a period of eighteen (18) months;

v.	immediate acceleration of all of the then-unvested shares subject to the New-Hire RSU;

vi.	immediate acceleration of the number of then unvested shares subject to the Additional RSU that have not previously been forfeited;

vii.

immediate acceleration of the number of all then-unvested shares subject to the New-Hire Option, but only to the extent the applicable 25% Absolute Metric or 50% Absolute Metric has been achieved upon the Change in Control or is achieved during any post-Change in Control period prior to your termination, provided that the New-Hire Option, or relevant part thereof, is exercised within the time limits as set forth in the written agreements governing the grants and the applicable agreement governing the Change in Control. In addition to the criteria set forth in Section 5(c) above, the 25% Absolute Metric and the 50% Absolute Metric will be deemed to have been achieved if the consideration given to the Company’s stockholders for one share of the Company’s common stock in the Change of Control transaction equals or exceeds in value the 25% Absolute Metric and the 50% Absolute Metric, respectively; and

viii.

immediate acceleration of the number of then-unvested shares subject to equity grants, other than as set forth in this Section 8(c), and excluding any future performance-based restricted stock unit grants, unless otherwise provided (and to the extent specified) by the terms of such grants.

d.

Miscellaneous. For the avoidance of doubt, the benefits payable pursuant to Sections 8(b) through (c) are mutually exclusive and not cumulative. All lump sum payments provided in this Section 8 shall be made no later than the 60th day following your termination of employment (unless explicitly provided otherwise above). Notwithstanding anything to the contrary in this Agreement, (i) any reference herein to a termination of your employment is intended to constitute a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed, and (ii) no payment will be made or become due to you during any period that you continue in a role with the Company that does not constitute a separation from service, and will be paid once you experience a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, notwithstanding anything to the contrary in this Agreement, upon a termination of your employment, you agree to resign prior to the time you deliver the Release from all positions you may hold with the Company and any of its subsidiaries or affiliated entities at such time (including as a member of the Board), and no payment will be made or become due to you until you resign from all such positions, unless requested otherwise by the Board.

9.

Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at your discretion, your severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro-rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code, with equity all being reduced in reverse order of vesting and equity not subject to treatment under Treasury regulation 1.280G- Q & A 24(c) being reduced before equity that is so subject. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Accountants shall deliver to the Company and you sufficient documentation for you to rely on it for purpose of filing your tax returns. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

10.

Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty (20%) percent tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

11.

At Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

12.

Confidential Information and Other Company Policies. You will be bound by and comply fully with the Company’s standard confidentiality agreement (a form of which was been provided to you), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement, unless you consent to the same at the time of such amendment.

13.	Company Records and Confidential Information.

a.

Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or you prepare or use or come into contact with, will remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and will be promptly returned upon termination of employment.

b.

Confidentiality. You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for the Company, and you further acknowledge that such knowledge and information is the sole and exclusive property of the Company. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.

14.

Indemnification. You and the Company will enter into the form of indemnification agreement provided to other similarly situated officers and directors of the Company. In addition, you will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.

15.

Arbitration. You and the Company agree to submit to mandatory binding arbitration, in Santa Clara County, California, before a single neutral arbitrator, any and all claims arising out of or related to this Agreement and your employment with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, you and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through the American

Arbitration Association (the “AAA”), provided that, the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon you or any third party. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitration will be conducted in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at http://www.adr.org. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.

16.

Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to the Company’s current compensation recoupment policy, and any additional compensation recoupment policy or amendments to the current policy adopted by the Board as required by law during the term of your employment with the Company that is applicable generally to executive officers of the Company.

17.	Miscellaneous.

a.

Employment Eligibility Verification. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

b.

Absence of Conflicts; Competition with Prior Employer. You represent that your performance of your duties under this Agreement will not breach any other agreement as to which you are a party. You agree that you have disclosed to the Company all of your existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest, and you represent that you are not and have not been the subject of any claim or investigation involving harassment of any employee, consultant or other service provider of any prior employer. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

c.

Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.

d.

Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chairman of the Board at the Company’s corporate headquarters.

e.

Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.

f.

Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

g.	Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

h.

Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter herein. It may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted.

i.	Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

j.

Survival. The provisions of this Agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

[SIGNATURE PAGE TO AGREEMENT FOLLOWS]

Please sign and date this Agreement, and return it to me if you wish to accept employment at the Company under the terms described above.

Best regards,

/s/ Jeffrey A. Miller
Jeffrey A. Miller
Lead Independent Director and Chairman of the Leadership Development and Compensation Committee of the Board of Directors

I, the undersigned, hereby accept and agree to the terms and conditions of my employment with the Company as set forth in this Agreement.

Accepted and agreed to this October 22, 2019:

By:	/s/ William R. McDermott
William R. McDermott

[SIGNATURE PAGE TO AGREEMENT]

Exhibit A

Release

In consideration of the termination benefits (the “Benefits”) provided and to be provided to me by ServiceNow, Inc., or any successor thereof (the “Company”) pursuant to my Agreement with Company dated             , 2019 (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.

On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and, in such capacities, their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Company and/or any predecessor to Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.” This Release does not extend to, and has no effect upon, any benefits that have accrued or equity that has vested, and to which I have become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, or to my right to indemnification by the Company, and continued coverage by the Company’s director’s and officer’s insurance.

2.

In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code section 2802 or other applicable state-law right to indemnity; and (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. Moreover, I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Director and Officer Indemnification Agreement between me and the Company, if any, and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth below, and the arbitration provision set forth in my Agreement.

3.

I understand and agree that Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

4.

As part of my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s).

5.

I represent and warrant that I am the sole owner of all claims relating to my employment with Company and/or with any predecessor of Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

6.

I agree to keep the Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law unless and until they become publicly available.

7.	I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either Company or myself.

8.

I agree that, for eighteen (18) months following my termination of employment, I will not, directly or indirectly, make any negative or disparaging statements or comments, either as fact or as opinion, about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance, and the Company agrees that neither it formally nor its Chief Executive Officer or other members of the Board of Directors will make, directly or indirectly, any negative or disparaging statements or comments, either as fact or as opinion, about me. Nothing in this paragraph shall prohibit me or Company from providing truthful information in response to a subpoena or other legal process.

9.

Any controversy or claim arising out of or relating to this Release, its enforcement, arbitrability, or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in San Mateo, California, before three arbitrators, in accordance with the applicable American Arbitration Association (“AAA”) rules then in effect, as modified by the terms and conditions of this Section; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrators. The arbitrators shall be selected

2

by mutual agreement of the parties or, if the parties cannot agree, by striking from a list of arbitrators supplied by AAA. The arbitrators shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the award is based. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrators hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Release.

10.

I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Company I understand that I may revoke my acceptance of the Release. I understand that the Benefits will become available to me at such time after the Effective Date.

11.

In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as my Agreement, proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between Company and me. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Company.

12.

Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

13.	The Benefits provided and to be provided to me by the Company consist of the benefits and payments in accordance with Section 8 of the Agreement.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

3

EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

Date delivered to employee , .

Executed this day of , .

Your Signature

Your Name (Please Print)

Agreed and Accepted:

ServiceNow, Inc.

By:
Date:

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT]

Schedule A

1.    You currently serve on the Board of Directors of three companies. You agree that prior to the Company’s filing of proxy materials in connection with its 2020 annual meeting, you will be serving on the Board of Directors of not more than one company (other than the Company) which may or may not be one of the companies on whose Board you currently serve.

2.    Speeches associated with “Winners Dream”.